EXHIBIT 10.16

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR ANY OTHER APPLICABLE SECURITIES LAWS AND, ACCORDINGLY, THIS NOTE MAY NOT BE RESOLD, PLEDGED, OR OTHERWISE TRANSFERRED, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER, OR IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER, THE SECURITIES ACT AND IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS.

            SECOND AMENDED AND RESTATED FLOATING RATE PROMISSORY NOTE

$6,000,000                                                   February 26, 1997

      For value received, INTELECT SYSTEMS CORP., a Delaware corporation ("ISC"), and INTELECT COMMUNICATIONS SYSTEMS LIMITED, a corporation organized under the laws of Bermuda ("ICSL" and together with ISC called the "MAKERS,"), jointly and severally promise and agree to pay on or before March 27, 1998 (the "MATURITY DATE") to the order of ST. JAMES CAPITAL CORP., a Delaware corporation (hereinafter called "HOLDER"), or its registered transferees and assigns, at the office of First Bank National Association, Minneapolis, Minnesota, in coin or currency of the United States of America which at the time of payment is legal tender for the payment of public and private debts, the principal sum of SIX MILLION AND NO/DOLLARS ($6,000,000), or so much as is advanced pursuant to this Note.

      The Makers further agree to pay interest, in like money, on the unpaid principal amount owing hereunder from time to time from the date hereof at the Floating Rate, as hereinafter defined. Such accrued interest shall be due and payable on the Maturity Date.

      Any holder of this Note is entitled to all of the rights, remedies, benefits and privileges provided for herein and in the other Transaction Documents, as hereinafter defined. The Obligations (as herein defined) of the Makers contained in this Note are secured by the Pledge Agreement.

      Each Maker and any and each co-maker, endorsers, guarantors and sureties or each other Person liable for payment or collection of this Note expressly and severally waives grace, demand, presentment for payment, notice of nonpayment, notice of dishonor, notice of intent to accelerate the maturity, notice of acceleration of the maturity, notice of default, protest and notice of protest, bringing of suit, and diligence in taking any action to collect amounts called for hereunder and in the handling of property at any time existing as security in connection herewith, and shall be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder or in connection with any Lien at any time had or existing as security for any amount called for hereunder, and agrees to all renewals, extensions or partial payments hereon and to any release or substitution of security hereof, in whole or in part, with or without notice, before or after maturity.

      In the event Default (as hereinafter defined) is made in the payment of this Note in whatever manner its maturity may be brought about and if this Note is thereupon placed in the hands of attorneys for collection, or if the same is collected through probate, bankruptcy or other similar proceedings, the Makers, jointly and severally, promise to pay all reasonable attorneys' fees and expenses incurred by the Holder in connection with such default or collection proceedings.

                                    ARTICLE I

             DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

      1.1 CERTAIN DEFINED TERMS. As used in this Note, the following terms shall have the following meanings:

      "ADVANCES" shall have the meaning assigned to that term in SECTION 2.1 hereof.

      "BANKRUPTCY CODE" shall mean the Bankruptcy Reform Act of 1978 as codified under 11 U.S.C. ss.101, et seq.

      "BUSINESS DAY" means any day (other than a day which is a Saturday, Sunday or legal holiday) in the State of Texas on which banks are open for business in Houston, Texas.

      "COMMITMENT" means, at the time any determination thereof is to be made, the commitment of the Holder to extend credit to the Makers by means of Advances, which subject to SECTION 5.1, shall be an amount equal to $6,000,000.

      "DEBT" means, for any Person, (a) all obligations required by GAAP to be classified upon a balance sheet as liabilities, (b) liabilities secured by any Lien existing on property owned or acquired by that Person, (c) obligations that have been (or under GAAP should be) capitalized for financial reporting purposes, (d) all accrued obligations of such Person in respect of any contract, agreement or instrument imposing an obligation upon such Person to pay over funds; (e) for all trade debt of such Person; (g) all guaranties, endorsements and other contingent obligations with respect to Debt of others, and (h) for all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any of the indebtedness referred to in (a) through (e) above.

      "DEBTOR RELIEF LAWS" shall mean the Bankruptcy Code and all other applicable dissolution, liquidation, conservatorship, bankruptcy, moratorium, readjustment of debt, compromise, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

      "DEFAULT" means any event which is, or after notice or passage of time would be, an Event of Default.

      "DEFAULT RATE" means a rate per annum equal to the greater of (a) the Prime Rate in effect on such day PLUS five percent (5%) and (b) the Highest Lawful Rate.

      "DNA" means DNA Enterprises, Inc., a Texas corporation and a wholly owned Subsidiary of ISC.

      "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

      "EVENT OF DEFAULT" has the meaning specified in SECTION 5.1.

      "FLOATING RATE" means a rate per annum equal to the lesser of (a) the Prime Rate in effect on such day PLUS two percent (2%) and (b) the Highest Lawful Rate.

      "GAAP" means generally accepted accounting principles of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board.

      "HIGHEST LAWFUL RATE" means, as of a particular date, the maximum nonusurious interest rate that may under applicable law then be contracted for, charged or received by the Holder in connection with this Note.

      "LIEN" shall mean, with respect to any asset, (a) any mortgage, deed of trust, production payment, deposit, lien, charge, pledge, security interest, claim or encumbrance of any kind (whether voluntary or involuntary, affirmative or negative, and whether imposed or created by operation of law or otherwise) upon such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities but excluding any right of offset which arises without agreement in the ordinary course of business.

      "MATERIAL ADVERSE EFFECT" means (i) a material adverse effect on the business, Properties, operations or condition (financial or otherwise) or prospects of ISC and its Subsidiaries taken as a whole, (ii) a material adverse effect on the business, Properties, operations or condition (financial or otherwise) or prospects of ICSL and its Subsidiaries taken as a whole, (iii) material impairment of the ability of any Maker to perform timely any of its respective Obligations under this Note, (iv) material impairment of the ability of ISC to perform timely any of its Obligations under any of the Transaction Documents to which such Maker is a party, or (v) material impairment of the rights of or benefits available to the Holder under this Note or any of the other Transaction Documents.

      "MATURITY DATE" means March 27, 1998, or the earlier termination in whole of the Commitment pursuant to SECTION 5.1.

      "NOTE" means this Floating Rate Promissory Note, as hereafter amended, modified, substituted or replaced.

      "OBLIGATIONS" means all obligations, liabilities and indebtedness of every nature of the Makers and their respective Subsidiaries from time to time owing to the Holder under this Note and/or any of the other Transaction Documents, including, without limitation, (i) the due and punctual payment of (x) the principal of and interest on the Advances, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, including, to the extent permitted by applicable law, interest that accrues after the commencement of any proceeding by or against any Maker or any Subsidiary of a Maker under the Bankruptcy Code and all other applicable Debtor Relief Laws, (y) all other monetary obligations of the Makers and their respective Subsidiaries to the Holder under this Note and/or any other Transaction Document, including any and all fees, costs, expenses and indemnities, and (ii) the due and punctual performance of all other obligations of the Makers and their respective Subsidiaries under this Note and/or any other Transaction Document. "OBLIGATION" shall mean any part of the Obligations.

      "OUTSIDE FINANCING" means any transactions where any Maker or any Subsidiary of any Maker, now or hereafter acquired, sells its equity or debt securities for cash whether in public or private offerings or bond financings, provided, however, that an Outside Financing shall not include any transactions involving (i) purchase money debt incurred to finance equipment and inventory in the ordinary course of business, (ii) the sale of any securities for the sole purpose of financing acquisitions, (iii) the issuance of shares of common stock of Maker or any Subsidiary of Maker pursuant to existing stock options to employees, officers and directors or existing plans covering such persons and
(iv) the sale of any securities between ICSL and any of its Subsidiaries or between Subsidiaries of ICSL.

      "PERMITTED LIENS" means (a) Liens now or hereafter securing the Obligations; (b) pledges or deposits made to secure payment of workers' compensation, unemployment insurance, or other forms of governmental insurance or benefits or to participate in any fund in connection with workers' compensation, unemployment insurance, pensions, or other social security programs; (c) good-faith pledges or deposits made to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money), or leases, or to secure statutory obligations, surety or appeal bonds, or indemnity, performance, or other similar bonds in the ordinary course of business; (d) Liens for taxes and liens imposed by operation of law (including Liens of mechanics, materialmen, warehousemen, carriers and landlords), if (i) no amounts are due and payable and no Lien has been filed (or agreed to), or (ii) the validity or amount secured thereof is being contested in good faith by lawful proceedings diligently conducted, reserves required by GAAP have been made, and levy and execution thereon have been (and continue to be) stayed or payment thereof is covered in full (subject to the customary deductible) by insurance;
(e) liens currently
in existence; and (f) liens covering purchase money debt incurred to finance equipment or inventory in the ordinary course of business.

      "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

      "PLEDGE AGREEMENT" means that certain Pledge Agreement dated of even date herewith executed by ISC in favor of the Holder pursuant to which ISC grants to the Holder a Lien on all of the issued and outstanding shares of capital stock of DNA, as originally executed or as such agreement may from time to time be supplemented, modified or amended, including but not limited to those amendments effected by that First Amendment to Borrower's Pledge Agreement dated March 27, 1997, and that Second Amendment to Borrower's Pledge Agreement dated April 24, 1997.

      "PRIME RATE" means, as of a particular date, the prime rate of interest per annum most recently announced by First Bank National Association, automatically fluctuating upward or downward with and at the time specified in each such announcement without notice to the Makers or any other Person; each change in the Prime Rate shall be effective on the date such change is announced.

      "PROPERTY" means any asset, whether real, personal or mixed, or tangible or intangible, or any interest therein.

      "REGISTRATION RIGHTS AGREEMENT" means that certain Registration Rights Agreement dated of even date herewith executed by ICSL in favor of the Holder, covering registration rights in respect to the shares of ICSL's common stock that may be acquired on the exercise of the Warrants, as originally executed or as such agreement may from time to time be supplemented, modified or amended.

      "SEC" means the U.S. Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

      "SECURITIES ACT" means the Securities Act of 1933, as amended.

      "SUBSIDIARY" means, with respect to any Person, any entity of which more than 50% (in number of votes) of the stock (or equivalent interests) is owned of record or beneficially, directly or indirectly, by such Person, provided however, such term shall not include Intelect Europe Limited.

      "TRANSACTION DOCUMENTS" means this Note, the Pledge Agreement, the Warrants and the Registration Rights Agreement.

      "WARRANTS" means (i) that certain Warrant to purchase shares of ICSL's common stock, par value $.01 per share, issued pursuant to the terms of that certain Warrant dated as of the date hereof, executed by ICSL in favor of Holder, as hereafter amended, modified, substituted or replaced, (ii) that certain Warrant to purchase shares of ICSL's common stock, par value $.01 per share, issued pursuant to the terms of that certain Warrant dated as of March 27, 1997, executed by ICSL in favor of Holder, as hereafter amended, modified, substituted or replaced, and (iii) that certain Warrant to purchase shares of ICSL's common stock, par value $.01 per share, issued pursuant to the terms of that certain Warrant dated as of April 24, 1997, executed by ICSL in favor of Holder, as hereinafter amended, modified, substituted or replaced.

      1.2. ACCOUNTING TERMS. All terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; PROVIDED, HOWEVER, that, for purposes of determining compliance with any covenant set forth in ARTICLE IV, such terms shall be construed in accordance with GAAP as in effect on the date of this Note, consistently applied.

      1.3.  INTERPRETATION.

      (a) In this Note, unless a clear contrary intention appears:

            (i) the singular number includes the plural number and vice versa;

            (ii) reference to any gender includes each other gender;

            (iii) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Note as a whole and not to any particular Article, Section or other subdivision;

            (iv) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Note, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually, PROVIDED that nothing in this subclause (iv) is intended to authorize any assignment not otherwise permitted by this Note;

            (v) reference to any agreement, document or instrument means such agreement, document or instrument as amended, supplemented or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof, and reference to the Note includes any Note issued pursuant hereto in extension or renewal hereof and in substitution or replacement herefor;

            (vi) unless the context indicates otherwise, reference to any Article, Section, Schedule or Exhibit means such Article or Section hereof or such Schedule or Exhibit hereto;

            (vii) the words "including" (and with correlative meaning "include") means including, without limiting the generality of any description preceding such term;

            (viii) with respect to the determination of any period of time, the word "from" means "from and including" and the word "to" means "to but excluding;"

            (ix) reference to any law means such as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time; and

      (b) No provision of this Note shall be interpreted or construed against any Person solely because that Person or its legal representative drafted such provision.

                                   ARTICLE II

                             COMMITMENT AND ADVANCES

      2.1 ADVANCES. Subject to the terms and conditions and relying on the representations and warranties set forth herein and in the other Transaction Documents, the Holder agrees to make advances (collectively, the "ADVANCES") to the Makers, at any time and from time to time on and after the date of this Note to, but excluding, the Maturity Date up to a principal amount not to exceed $6,000,000. All Advances shall mature and be due and payable in full on the Maturity Date. Once repaid, Advances may not be reborrowed. Each Advance shall be made in accordance with the procedures set forth in SECTION 2.2. Advances in an aggregate principal amount of $5,000,000 were effected pusuant to the terms hereto between the dates of February 26, 1997 and April 23, 1997, and it is specifically contemplated by Makers and Holder that an Advance of the remaining principal constituting the Commitment hereunder shall be advanced on April 24, 1997, immediately following execution of this Second Amended and Restated Floating Rate Promissory Note by Makers.

      2.2 BORROWING PROCEDURES OF ADVANCES. In order to effect an Advance, the Makers shall submit a Request for Advance in writing or by telecopy (or telephone notice promptly confirmed in writing or by telecopy) to the Holder not later than 10:00 a.m., Houston, Texas time, on the borrowing date specified in the Request for Advance for such proposed Advance. Such Request for Advance shall refer to this Note and specify (x) in sufficient detail, the corporate use of the proceeds of such proposed Advance, (y) the Business Day upon which the proceeds of such proposed Advance are to be made available to the Makers, and
(z) the principal amount of such proposed Advance. The obligation of the Holder to make any Advance pursuant to a Request for Advance is subject to the satisfaction that on the date such Advance is to be made no Default or Event of Default then exists (both before and after giving effect to the making of such proposed Advance).

      2.3  INTEREST ON ADVANCES AND PAYMENT DATES.

      (a) Subject to the provisions of SECTION 2.4, the Advances shall bear interest at the Floating Rate, computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be.

      (b) Interest on each Advance shall be payable by the Makers (i) in respect of each Advance accruing interest at the Floating Rate, on the Maturity Date,
(ii) in respect of each Advance accruing interest at the Default Rate, on demand, and (iii) in respect of all Advances, on any prepayment (on the amount prepaid), at maturity (whether by acceleration or otherwise) and, after maturity, on demand.

      2.4 INTEREST ON OVERDUE AMOUNTS. If Makers shall fail to pay the principal of or interest on any Advance or any other amount when due hereunder, Makers shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount from the date of such Event of Default up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum equal to the Default Rate, computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be.


      2.5 VOLUNTARY PREPAYMENT OF ADVANCES. Makers shall have the right at any time and from time to time to prepay the Advances, in whole or in part, without penalty or premium, upon at least five (5) Business Day's prior written or telecopy notice or telephone notice promptly confirmed in writing to the Holder.

      2.6  MANDATORY PAYMENT OF ADVANCES.

            (a) Makers shall repay all outstanding Advances on the Maturity Date; and

            (b) Makers shall prepay this Note in full on or before the close of business (Houston, Texas time) on the second Business Day following the occurrence of an Outside Financing, such prepayment to be in an amount equal to the net proceeds received by such Maker or any Subsidiary of the Makers from such Outside Financing, but not to exceed the then outstanding principal and accrued and unpaid interest on this Note. All payments made under this Note shall be applied first to accrued interest, and the balance, if any, to principal; provided, however, that interest shall accrue on any remaining principal balance and shall be payable at the rate provided above.

      2.7 MANNER OF PAYMENT. Both principal and interest are payable in immediately available funds in lawful money in the United States of America (in freely transferable Dollars) to the Holder at the office of First Bank National Association, Minneapolis, Minnesota. If the date upon which the payment of principal and interest is required to be made pursuant to this Note occurs other than on a Business Day, then such payment of principal and interest shall be made on the next occurring Business Day following said payment date and shall include interest through said next occurring Business Day.

      2.8 USE OF PROCEEDS. (a) The proceeds of all Advances be used to redeem warrants issued to certain former shareholders of DNA and to fund certain obligations incurred by the Makers in connection with the acquisition of DNA; and other proper corporate requirements of the Makers.

      (b) No portion of the proceeds of any Advance under this Note shall be used by the Makers, or any one of them, in any manner that might cause the borrowing or the application of such proceeds to violate Regulation G, Regulation U, Regulation T, or Regulation X or any other regulation of the Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF MAKERS

      Each of the Makers, as to itself and its Subsidiaries, hereby warrants and represents to the Holder that:

      3.1 ORGANIZATION, STANDING AND QUALIFICATION. (a) ISC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. ISC is licensed and qualified to do business as a foreign corporation in each jurisdiction in which the character of ISC's properties, owned or leased, or the nature of its activities makes such qualification or license necessary, except where failure to be so licensed and qualified would not result in a Material Adverse Effect.

      (b) ICSL is a corporation duly organized, validly existing and in good standing under the laws of Bermuda and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. ICSL is licensed and qualified to do business as a foreign corporation in each jurisdiction in which the character of the ICSL's properties, owned or leased, or the nature of its activities makes such qualification or license necessary, except where failure to be so licensed and qualified would not result in a Material Adverse Effect.

      3.2 AUTHORITY; NO DEFAULTS. Each Maker has all requisite corporate power and authority to enter into this Note and to consummate the transactions contemplated hereby. ISC has all requisite corporate power and authority to enter into the Pledge Agreement and to consummate the transactions contemplated thereby. ICSL has all requisite corporate power and authority to issue the Warrants and to enter into the Registration Rights Agreement and to consummate the transactions contemplated thereby. The execution and delivery of this Note by the Makers (and with respect to ISC, the Pledge Agreement by ISC; and with respect to ICSL, the Warrants and the Registration Rights Agreement) the consummation of the transactions contemplated hereby or thereby have been duly authorized by all necessary corporate action on the part of such Maker. This Note has been duly executed and delivered by each Maker and constitutes the valid and binding obligation of such Maker, enforceable in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to creditors' rights generally and by general principles of equity which may limit the right to obtain equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law). The execution and delivery of this Note by the Makers do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in a breach of or the acceleration of any obligation under, or constitute a default or event of default (or event which, with notice or lapse of time or both, would constitute a default) under, any provision of any charter, bylaw, indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, decree, ordinance or regulation, or any restriction to which any property of such Maker or any of its Subsidiaries is subject or by which such Maker or any of its Subsidiaries is bound, which could reasonably be expected to result in a Material Adverse Effect.

      3.3 APPROVALS. There is no legal impediment to the valid offer, issue, sale, delivery and performance by each of the Makers of this Note.

                                   ARTICLE IV

                                    COVENANTS

      Each of the Makers covenants and agrees with the Holder, so long as this
Note is outstanding or any fee, expense, compensation or any other amount payable by the Makers shall remain unpaid or outstanding, as follows:

      4.1. NEGATIVE PLEDGE. No Maker shall, nor shall ICSL permit any of its Subsidiaries to, create, incur, assume or suffer to exist, any Lien on any asset of such Person other than Permitted Liens. No Maker will enter into or become subject to, and no Maker will permit any of its Subsidiaries to enter into or become subject to, any agreement (other than this Agreement) that prohibits or otherwise restricts the right of such Maker or its Subsidiaries to create, incur, assume or suffer to exist any Lien in favor of the Holder on any of such Maker's or any of its Subsidiaries' assets.

      4.2 MARGIN REGULATION. No Maker shall use or permit any other Person to use any portion of the proceeds of this Note in any manner which might cause the extension of credit or the application of such proceeds to violate the Securities Act or the Exchange Act or to violate Regulation G, Regulation U, or Regulation X, or any other regulation of the Federal Reserve Board.

      4.3 COMPLIANCE WITH LAWS. Each Maker shall use its best efforts to, and shall cause each of its Subsidiaries to use its best efforts, to conduct its business and affairs and maintain its Properties in compliance with all applicable laws, rules, regulations, judgments, orders and decrees.

      4.4 PAYMENT AND PERFORMANCE. Each Maker will pay all amounts due under this Note and the other Transaction Documents in accordance with the terms thereof and will observe, perform and comply with every covenant, term and condition expressed or implied therein.

      (a) ICSL will furnish to the Holder within 20 days after the Holder requests, copies of all information, documents, and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which ICSL is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. ICSL will use its best efforts to timely comply with its reporting and filing obligations under the applicable federal securities laws.

      (b) ICSL will promptly furnish upon request, any information which the Holder may from time to time reasonably request concerning any covenant, provision or condition of this Note or the other Transaction Documents or any matter in connection with such Persons' businesses and operations.

      4.5. MAINTENANCE OF EXISTENCE, QUALIFICATIONS AND ASSETS. Each Maker shall use its best efforts to, and shall cause each of its Subsidiaries to use its best efforts, to (i) maintain its corporate existence and good standing and its authority to transact business in all states where necessary; and (ii) maintain all licenses, permits and franchises necessary for its business.

      4.6 COSTS, EXPENSES AND TAXES. (a) Each Maker, jointly and severally, agrees to pay within thirty (30) Business Days after presentation of an invoice: all reasonable out-of-pocket costs and expenses of the Holder in connection with
(i) the negotiation, preparation, distribution, execution and delivery of this Note, the Pledge Agreement, the Warrants, the Registration Rights Agreement and the other documents and instruments referred to therein, (ii) the management and monitoring of the Advances, (iii) the Holder's review and due diligence and (iv) the negotiation, preparation, distribution, execution and delivery of any amendment, supplement, modification, waiver or consent relating to this Note or the other Transaction Documents (including, without limitation, as to each of the foregoing, the reasonable fees and disbursements of legal counsel).

      (b) Each Maker, jointly and severally, agrees to pay all reasonable out-of-pocket costs and expenses of the Holder in connection with (i) the preservation of its rights under, and enforcement of, this Note and the other Transaction Documents and the documents and instruments referred to therein (including, without limitation, all filing fees and the reasonable fees and disbursements of legal counsel), and (ii) any workout, restructuring or rescheduling of the Obligations or any proceeding under any Debtor Relief Law with respect to any Maker or any Subsidiary of a Maker (including, without limitation, the reasonable fees and disbursements of counsel for the Holder).

      (c) Each Maker, jointly and severally, shall pay, and hold the Holder harmless from and against, any and all present and future stamp, excise, and other similar taxes and fees with respect to the foregoing matters and hold the Holder harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Holder) to pay such taxes.

      (d) Without prejudice to the survival of any other Obligations of the Makers hereunder or under the other Transaction Documents, the obligations of Borrower under this SECTION 4.6(D) shall survive the termination of this Note and the payment in full of the Obligations for a period of six (6) months.

                                    ARTICLE V

                           EVENTS OF DEFAULT; REMEDIES

      5.1 EVENTS OF DEFAULT. Each of the following events, acts, occurrences or conditions constitutes an "EVENT OF DEFAULT" under this Note:

            (a) the Makers default in the payment of the principal or interest on this Note when such principal or interest becomes due and payable and such default remains uncured for a period of five days; or

            (b) any Maker defaults in the performance of any covenant in this Note, the default of which may have a Material Adverse Effect, and such default remains uncured for a period of 30 days following receipt of written notice of such default from Holder, contained in this Note or any of the other Transaction Documents (other than a default in the performance of a covenant specifically addressed elsewhere in this SECTION 5.1); or

            (c) any representation or warranty made by any Maker in this Note or any of the other Transaction Documents or in any certificate furnished by such Maker in connection with the consummation of the transaction contemplated thereby or hereby, is untrue as of the date of making thereof and such untruth may constitute a Material Adverse Effect; or

            (d) Any Maker, or any of such Maker's Subsidiaries, defaults in the payment when due (whether by lapse of time, by declaration, by call for redemption or otherwise) of the principal of or interest on any Debt of such Person secured by a Lien (other than the Debt evidenced by this Note and the obligations incurred by the Makers in connection with the acquisition of DNA) having an aggregate principal amount in excess of $100,000 and such default remains uncured for a period of 30 days; or

            (e) a court of competent jurisdiction enters a judgment or judgments against any Maker or any Subsidiary of a Maker, or any property or assets of such Maker or such Subsidiary of a Maker, for the payment of money aggregating in excess of $500,000 in excess of applicable insurance coverage and such judgment is not discharged or stayed within 30 days; or

            (f) a court of competent jurisdiction enters (i) a decree or order for relief in respect of any Maker or any Subsidiary of a Maker in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging any Maker or any Subsidiary of a Maker a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of such Maker or such Subsidiary of a Maker under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of any Maker or a Subsidiary of any Maker or of any substantial part of the property of such Maker or such Subsidiary of a Maker or ordering the winding up or liquidation of the affairs of any Maker or a Subsidiary of any Maker and any such decree or order of relief or any such other decree or order remains unstayed for a period of 60 days from its date of entry; or

            (g) A Maker or any Subsidiary of a Maker commences a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated a bankrupt or insolvent, or a Maker or any Subsidiary of a Maker files a petition, answer or consent seeking reorganization or relief under any applicable federal or state law, or a Maker or any Subsidiary of a Maker makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts generally as they become due; or

            (h) (1) any person or group (within the meaning of Section 13(d) of the Exchange Act) becomes the beneficial owner of 40% or more of the total voting power of ICSL; (2) any Maker, or any of such Maker's Subsidiaries, merges or consolidates with or into any other Person (unless the Maker or it's Subsidiary is the surviving entity), (3) any Maker, or any of such Maker's Subsidiaries, sells all or substantially all of its assets (unless the purchaser is a Subsidiary of a Maker) or (4) any Maker, or any of such Maker's Subsidiaries, dissolves or liquidates.

      5.2 ACCELERATION OF MATURITY. Upon the occurrence of any Event of Default described in SECTIONS 5.1(F), 5.1(G) OR 5.1(H) above, THEN (a) the Commitment shall automatically terminate and (b) the entire unpaid amount of all Obligations shall automatically become immediately due and payable, without presentment for payment, demand, protest, notice of intent to accelerate, notice of acceleration or further notice of any kind, all of which are hereby expressly waived by each Maker and each of its Subsidiaries and the obligation of the Holder to make any Advance hereunder shall thereupon terminate. Upon the occurrence of any other Event of Default, the Holder may (i) declare the Commitment to be terminated, whereupon the Commitment and the obligations of the Holder to make any Advance hereunder shall forthwith terminate, and (ii) declare the entire unpaid amount of all Obligations to be forthwith due and payable, whereupon all Obligations shall become and be forthwith due and payable, without presentment for payment, demand, protest, notice of intent to accelerate, notice of acceleration or further notice of any kind, all of which are hereby expressly waived by each Maker and each of its Subsidiaries.

      5.3 REMEDIES. If any Event of Default shall occur, the Holder may protect and enforce the Holder's rights and remedies under this Note and any of the other Transaction Documents by any appropriate proceedings, including proceedings for specific performance of any covenant or agreement contained in this Note or any of the other Transaction Documents and the Holder may enforce the payment of any Obligations due or enforce any other legal or equitable right. All rights and remedies and powers conferred upon the Holder under this Note and any of the other Transaction Documents shall be deemed cumulative and not exclusive of any other rights, remedies or powers available under this Note, any of the other Transaction Documents or at law or in equity.


                                   ARTICLE VI

                                  MISCELLANEOUS

      6.1 CONSENT TO AMENDMENTS. This Note may be amended, and the Makers may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if and only if the Makers shall obtain the written consent to such amendment, action or omission to act from the Holder.

      6.2 BENEFITS OF NOTE. Nothing in this Note, express or implied, shall give to any Person, other than the Makers, Holder, and their successors any benefit or any legal or equitable right, remedy or claim under or in respect of this Note.

      6.3 SUCCESSORS AND ASSIGNS. Neither Maker nor the Holder may transfer or assign this Note or their respective rights, titles and interests in this Note without the prior written consent of the other parties hereto. All covenants and agreements in this Note contained by or on behalf of the Makers and the Holder shall bind and inure to the benefit of the respective successors and assigns of the Makers and the Holder.

      6.4 RESTRICTIONS ON TRANSFER. Subject to the provisions of SECTION 6.3 requiring prior written consent, this Note is transferable in the same manner and with the same effect as in the case of a negotiable instrument payable to a specified person. Prior to any transfer as provided herein, the transferor shall provide written notice to the Makers. The Makers, however, may treat Holder as the owner hereof for all purposes until this Note shall have been surrendered for transfer as hereinafter provided. Upon surrender of this Note duly executed by Holder or his agent or attorney, the Makers shall execute and deliver a new
Note in the name of the assignee or assignees and in the denominations specified in such instrument of assignment, and this Note shall promptly be canceled.

      6.5 NOTICE; ADDRESS OF PARTIES. Except as otherwise provided, all communications to the Makers or Holder provided for herein or with reference to this Note shall be deemed to have been sufficiently given or served for all purposes on the third business day after being sent as certified or registered mail, postage and charges prepaid, to the following addresses: if to ICSL: 1100 Executive Drive, Richardson, Texas 75081 or at any other address designated by the ICSL in writing to Holder with a copy to Philip P. Sudan, Jr., Ryan & Sudan, L.L.P., 909 Fannin, 39th Floor, Houston, Texas 77010; if to ISC: ISC, 1100 Executive Drive, Richardson, Texas 75081, or at any other address designated by ISC to the Holder in writing with a copy to Philip P. Sudan, Jr., Ryan & Sudan, L.L.P., 909 Fannin, 39th Floor, Houston, Texas 77010; if to Holder: St. James Capital Corp., 1980 Post Oak Boulevard, Suite 2030, Houston, Texas 77056, Attn: John L. Thompson, or at any other address designated by Holder to the Makers in writing.

      6.6 SEPARABILITY CLAUSE. In case any provision in this Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions in such jurisdiction shall not in any way be affected or impaired thereby; provided, however, such construction does not destroy the essence of the bargain provided for hereunder.

      6.7 GOVERNING LAW. This Note shall be governed by, and construed in accordance with, the internal laws of the State of Texas (without regard to principles of choice of law) and the laws of the United States and for all purposes shall be construed in accordance with, and governed by, the laws of said State and of the United States. The Makers and the Holder further agree that the provisions of Article 1.04, Subtitle 1, Title 79, of the Revised Civil Statutes of Texas, 1925, as amended, are applicable to the determination of the Highest Lawful Rate with respect to this Not, the indicated rate ceiling computed from time to time pursuant to Section (a) of such Article shall apply to this Note; PROVIDED, HOWEVER, that to the extent permitted by such Article, the Holder may from time to time by notice from the Holder revise the election of such interest rate ceiling as such ceiling affects then current or future balances of the Advances outstanding under this Note. The provisions of Chapter 15 of Subtitle 3 of the said Title 79 do not apply to this Note issued hereunder.


      6.8 INTEREST. Each provision in this Note and the other Transaction Documents is expressly limited so that in no event whatsoever shall the amount paid, or otherwise agreed to be paid, to the Holder for the use, forbearance or detention of the money to be loaned under this Note or any Transaction Document or otherwise (including any sums paid as required by any covenant or obligation contained herein or in any other Transaction Document which is for the use, forbearance or detention of such money), exceed that amount of money which would cause the effective rate of interest to exceed the Highest Lawful Rate, and all amounts owed under this Note and each other Transaction Document shall be held to be subject to reduction to the effect that such amounts so paid or agreed to be paid which are for the use, forbearance or detention of money under this Note or such Transaction Document shall in no event exceed that amount of money which would cause the effective rate of interest to exceed the Highest Lawful Rate. Anything in this Note or any other Transaction Document to the contrary notwithstanding, the Makers shall never be required to pay unearned interest on this Note or ever be required to pay interest on this Note at a rate in excess of the Highest Lawful Rate, and if the effective rate of interest which would otherwise be payable with respect to this Note would exceed the Highest Lawful Rate, or if the Holder shall receive any unearned interest or shall receive monies that are deemed to constitute interest which would increase the effective rate of interest payable by the Makers with respect to this Note to a rate in excess of the Highest Lawful Rate, then (i) the amount of interest which would otherwise be payable by the Makers with respect to this Note shall be reduced to the amount allowed under applicable law and (ii) any unearned interest paid by the Makers or any interest paid by the Makers in excess of the Highest Lawful Rate shall be in the first instance credited on the principal of this Note with the excess thereof, if any, refunded to the Makers. It is further agreed that, without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received by the Holder under this Note or the other Transaction Documents, are made for the purpose of determining whether such rate exceeds the Highest Lawful Rate applicable to the Holder (such Highest Lawful Rate being the Holder's "MAXIMUM PERMISSIBLE RATE"), shall be made, to the extent permitted by usury laws applicable to the Holder (now or hereafter enacted), by (a) characterizing any non-principal payment as an expense, fee or premium rather than as interest and (b) amortizing, prorating and spreading in equal parts during the period of the full stated term of the Advances evidenced by the Note all interest at any time contracted for, charged or received by the Holder in connection therewith.

      6.9 ACKNOWLEDGEMENT OF LETTER OF INTENT. The parties hereby acknowledge that they have heretofore entered into that certain Letter of Intent dated as of February 14, 1997, as may be amended from time to time (the "Letter of Intent"), which Letter of Intent contemplates that the parties will enter into a credit facility in favor of the Makers, or certain of them, in an aggregate principal amount of up to $15,000,000, the proceeds of which will be used, in part, to refinance the indebtedness evidenced by this Note. The obligations of the Holder to enter into said credit facility are subject to the satisfaction, among other things, of the items and requirements set forth in Section 3 of the Letter of Intent and the execution and delivery by the Makers of definitive loan documents satisfactory in form and substance to the Holder, including legal opinions from independent legal counsel to the Makers. Notwithstanding anything contained in the Letter of Intent, all outstanding principal together with all accrued and unpaid interest shall be due and payable in full on the Maturity Date.

      6.10. RESTATEMENT OF PRIOR NOTE. This Note is issued in part in substitution for, and in exchange, replacement, modification, and restatement of, but not in extinguishment of $5,000,000 principal indebtedness evidenced by that certain "Amended and Restated Floating Rate Promissory Note" executed 27 March 1997 and dated effective February 26, 1997, in the original principal sum of $5,000,000 payable to the order of Lender. As such, this Note is issued in part in substitution for, and in exchange, replacement, modification, and restatement of, but not in extinguishment of $2,500,000 principal indebtedness evidenced by that certain promissory note of the Makers dated February 26, 1997, in the original principal sum of $2,500,000 payable to the order of the Lender (the "INITIAL NOTE"), it being acknowledged that the indebtedness evidenced by this Note in part constitutes a modification and rearrangement of the $2,500,000 outstanding principal indebtedness evidenced by the Initial Note.

      6.11. FINAL AGREEMENT OF THE PARTIES. THIS NOTE AND THE OTHER TRANSACTION DOCUMENTS TO WHICH ANY OF MAKERS OR ANY OF THEIR RESPECTIVE SUBSIDIARIES IS A PARTY CONSTITUTE A "LOAN AGREEMENT" AS DEFINED IN SECTION 26.02(A) OF THE TEXAS BUSINESS AND COMMERCE CODE, AND REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

                THERE ARE NO ORAL AGREEMENTS BETWEEN THE PARTIES.

      IN WITNESS WHEREOF, each Maker has caused this instrument to be duly executed on the date first above written.

                                    INTELECT COMMUNICATIONS SYSTEMS
                                    LIMITED

                                    By: /s/ HERMAN M. FRIETSCH
                                    Name:   Herman M. Frietsch
                                    Title:  President and CEO

                                    INTELECT SYSTEMS CORP.

                                    By: /s/ HERMAN M. FRIETSCH
                                    Name:   Herman M. Frietsch
                                    Title:  President and Chairman